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                                                                    EXHIBIT 99.1
                                                                   Press Release



SEPRACOR REPURCHASES $131.1 MILLION OF 7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005

MARLBOROUGH, Mass., Sep 24, 2002 /PRNewswire-FirstCall via COMTEX/ -- Sepracor Inc. (Nasdaq: SEPR) today announced that it has repurchased in privately negotiated transactions, an aggregate of approximately $131.1 million face value of its 7% convertible subordinated debentures due 2005 (the "7% Debentures"), for an aggregate consideration of approximately $84.8 million in cash, excluding accrued interest.

As a result of these repurchases, interest savings will be approximately $29.7 million over the remaining life of the 7% Debentures. Sepracor will not be issuing approximately 2.1 million shares of common stock otherwise issuable upon conversion of the repurchased debentures at a conversion rate of $62.4375 per share.

In December 1998, Sepracor issued $300 million of 7% Debentures. As a result of these repurchases and debt conversions during 2002, approximately $111.9 million of the 7% Debentures remain outstanding.

Currently, Sepracor has approximately $982 million of convertible subordinated debt outstanding. As of June 30, 2002, Sepracor had approximately $720 million in cash and marketable securities.

Sepracor's 7% Debentures, 5% convertible subordinated debentures due 2007 and 5.75% convertible notes due 2006 are currently trading at discounts to their respective face amounts. Accordingly, in order to reduce future cash interest payments, as well as future payments due at maturity, Sepracor may, from time to time, depending on market conditions, repurchase additional outstanding convertible debt for cash; exchange debt for shares of Sepracor common stock, warrants, preferred stock, debt or other consideration; or a combination of any of the foregoing. If Sepracor exchanges shares of its capital stock, or securities convertible into or exercisable for its capital stock, for outstanding convertible debt, the number of shares that it might issue as a result of such exchanges would significantly exceed the number of shares originally issuable upon conversion of such debt and, accordingly, such exchanges could result in material dilution to holders of Sepracor's common stock. There can be no assurance that Sepracor will repurchase or exchange any additional outstanding convertible debt.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.


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This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor's ability to, and the effect of, repurchasing and/or exchanging additional outstanding convertible debt and the safety, efficacy, potential benefits and successful development of Sepracor's pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor's annual report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960 or visit the website at www.sepracor.com.

         Contact:

         David P. Southwell
         Executive Vice President
         Chief Financial Officer

         Jonae R. Barnes
         Vice President
         Investor Relations

         Sepracor Inc.
         (508) 481-6700